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Exhibit 16.1

October 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 24, 2002, of NYMEX Holdings, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs therein, except for the second sentence of the first paragraph for which we have no basis to agree or disagree.


                                                        /s/ Ernst & Young LLP